Exhibit 99.1

EchoStar Announces Financial Results for Three and Six Months Ended
June 30, 2018

Englewood, CO, August 7, 2018—EchoStar Corporation (NASDAQ: SATS) today announced its financial results for the three and six months ended June 30, 2018.

Three Months Ended June 30, 2018 Financial Highlights:

•	Consolidated revenues of $526.0 million.

•
Consolidated net income from continuing operations of $77.7 million, consolidated net income attributable to EchoStar common stock of $77.2 million, and diluted earnings per share of $0.80. Included in these amounts are net gains on investments of $65.4 million. Excluding these net gains, diluted earnings per share would have been $0.12.

•
Consolidated EBITDA of $285.8 million, including net gains on investments of $65.4 million.  Excluding these net gains, EBITDA would have been $220.4 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Six Months Ended June 30, 2018 Financial Highlights:

•	Consolidated revenues of $1,027.7 million.

•
Consolidated net income from continuing operations of $56.5 million, consolidated net income attributable to EchoStar common stock of $55.7 million, and diluted earnings per share of $0.57. Included in these amounts are net gains on investments of $28.7 million. Excluding these net gains, diluted earnings per share would have been $0.28.

•
Consolidated EBITDA of $451.5 million, including net gains on investments of $28.7 million.  Excluding these net gains, EBITDA would have been $422.7 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Additional Highlights:

•	Approximately 1,298,000 Hughes broadband subscribers as of June 30, 2018.

•	Cash, cash equivalents and current marketable investment securities of $3.4 billion as of June 30, 2018.

Set forth below is a table highlighting certain of EchoStar’s segment results for the three and six months ended June 30, 2018 and 2017:

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Revenue
Hughes	$426,306	$362,762	$827,124	$692,082
EchoStar Satellite Services	95,425	98,366	192,178	198,692
Corporate & Other	4,226	3,948	8,447	7,453
Total	$525,957	$465,076	$1,027,749	$898,227

EBITDA
Hughes	$152,134	$110,024	$288,847	$210,876
EchoStar Satellite Services	82,483	80,465	166,633	163,528
Corporate & Other:
Corporate overhead, operating and other	(11,695)	(10,662)	(29,565)	(29,614)
Equity in earnings (losses) of unconsolidated affiliates, net	(2,058)	4,831	(3,067)	11,239
Gains (losses) on investments, net	64,891	205	28,622	12,148
Sub-total	51,137	(5,626)	(4,010)	(6,227)
Total	$285,754	$184,863	$451,470	$368,177

Net income from continuing operations	$77,684	$6,591	$56,513	$37,366
Net income from discontinued operations	—	531	—	7,108
Net income	$77,684	$7,122	$56,513	$44,474

Expenditures for property and equipment from continuing operations	$119,592	$128,064	$170,574	$218,014

The following table reconciles GAAP to non-GAAP measurements.

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Net income (loss)	$77,684	$7,122	$56,513	$44,474

Interest income and expense, net	42,281	45,417	89,397	82,522
Income tax provision, net	17,802	3,003	12,399	2,991
Depreciation and amortization	148,449	130,034	294,003	245,117
Net income from discontinued operations	—	(531)	—	(7,108)
Net (income) loss attributable to noncontrolling interests	(462)	(182)	(842)	181
EBITDA	$285,754	$184,863	$451,470	$368,177

Note on Use of Non-GAAP Financial Measures
EBITDA is defined as “Net income (loss)” excluding “Interest income and expense, net,” “Income tax provision (benefit), net,” “Depreciation and amortization,” “Net income (loss) from discontinued operations,” and “Net income (loss) attributable to noncontrolling interests.” EBITDA is not determined in accordance with US GAAP. EBITDA is reconciled to “Net income (loss)” in the table above and should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with US GAAP. Our management uses this non-GAAP measure as a measure of our operating efficiency and overall operating financial performance for benchmarking against our peers and competitors. Management believes that this non-GAAP measure provides meaningful supplemental information regarding the underlying operating performance of our business and is appropriate to enhance an overall understanding of our financial performance. Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry.

The consolidated financial statements of EchoStar for the periods ended June 30, 2018 and 2017 are attached to this press release. Detailed financial data and other information are available in EchoStar’s Quarterly Report on Form 10-Q for the period ended June 30, 2018 filed today with the Securities and Exchange Commission.

EchoStar will host its earnings conference call on Tuesday, August 7, 2018 at 11:00 a.m. Eastern Time. The call-in numbers are (877) 815-1625 (toll-free) and (716) 247-5178 (international), Conference ID # 8252368.

About EchoStar Corporation

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communications solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.

Safe Harbor Statement under the US Private Securities Litigation Reform Act of 1995
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward‑looking statements. Although management believes that the expectations reflected in these forward‑looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no responsibility for the accuracy of forward-looking statements or information or for updating forward-looking information or statements. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s Annual Report on Form 10-K for the period ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended June 30, 2018, as filed with the Securities and Exchange Commission and in the other documents EchoStar files with the Securities and Exchange Commission from time to time.

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Contact Information

EchoStar Investor Relations	EchoStar Media Relations
Deepak V. Dutt Phone: +1 301-428-1686 Email: deepak.dutt@echostar.com	Sharyn Nerenberg Phone: +1 301-428-7124 Email: sharyn.nerenberg@echostar.com

ECHOSTAR CORPORATION
Consolidated Balance Sheets

	As of
	June 30, 2018	December 31, 2017
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$1,793,053	$2,431,456
Marketable investment securities, at fair value	1,640,776	814,161
Trade accounts receivable and contract assets, net (Note 3)	186,962	196,840
Trade accounts receivable - DISH Network, net	26,126	43,295
Inventory	81,388	83,595
Prepaids and deposits	58,911	54,533
Other current assets	15,889	91,671
Total current assets	3,803,105	3,715,551
Noncurrent assets:
Property and equipment, net	3,396,616	3,465,471
Regulatory authorizations, net	528,346	536,936
Goodwill	504,173	504,173
Other intangible assets, net of accumulated amortization of $309,690 and $302,345, respectively	51,593	58,955
Investments in unconsolidated entities	156,022	161,427
Other receivables - DISH Network	93,893	92,687
Other noncurrent assets, net	258,237	214,814
Total noncurrent assets	4,988,880	5,034,463
Total assets	$8,791,985	$8,750,014
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$100,235	$108,406
Trade accounts payable - DISH Network	1,393	4,753
Current portion of long-term debt and capital lease obligations	1,028,119	40,631
Contract liabilities	72,776	65,959
Accrued interest	45,857	47,616
Accrued compensation	42,612	47,756
Accrued taxes	15,719	16,122
Accrued expenses and other	68,195	82,647
Total current liabilities	1,374,906	413,890
Noncurrent liabilities:
Long-term debt and capital lease obligations, net	2,592,174	3,594,213
Deferred tax liabilities, net	456,401	436,023
Other noncurrent liabilities	124,252	128,503
Total noncurrent liabilities	3,172,827	4,158,739
Total liabilities	4,547,733	4,572,629
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, none issued and outstanding at each of June 30, 2018 and December 31, 2017	—	—
Common stock, $.001 par value, 4,000,000,000 shares authorized:
Class A common stock, $.001 par value, 1,600,000,000 shares authorized, 54,006,419 shares issued and 48,474,101 shares outstanding at June 30, 2018 and 53,663,859 shares issued and 48,131,541 shares outstanding at December 31, 2017	54	54
Class B convertible common stock, $.001 par value, 800,000,000 shares authorized, 47,687,039 shares issued and outstanding at each of June 30, 2018 and December 31, 2017	48	48
Class C convertible common stock, $.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of June 30, 2018 and December 31, 2017	—	—
Class D common stock, $.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of June 30, 2018 and December 31, 2017	—	—
Additional paid-in capital	3,689,180	3,669,461
Accumulated other comprehensive loss	(154,011)	(130,154)
Accumulated earnings	792,278	721,316
Treasury stock, at cost	(98,162)	(98,162)
Total EchoStar Corporation stockholders’ equity	4,229,387	4,162,563
Other noncontrolling interests	14,865	14,822
Total stockholders’ equity	4,244,252	4,177,385
Total liabilities and stockholders’ equity	$8,791,985	$8,750,014

ECHOSTAR CORPORATION
Consolidated Statements of Operations
(In thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenue:
Services and other revenue - DISH Network	$100,171	$113,734	$203,976	$228,689
Services and other revenue - other	375,445	285,053	730,485	554,844
Equipment revenue	50,341	66,289	93,288	114,694
Total revenue	525,957	465,076	1,027,749	898,227

Costs and expenses:
Cost of sales - services and other (exclusive of depreciation and amortization)	151,157	138,227	299,902	273,415
Cost of sales - equipment (exclusive of depreciation and amortization)	41,865	53,662	80,936	94,195
Selling, general and administrative expenses	103,074	89,826	206,349	172,817
Research and development expenses	6,647	7,437	13,784	15,142
Depreciation and amortization	148,449	130,034	294,003	245,117
Total costs and expenses	451,192	419,186	894,974	800,686
Operating income	74,765	45,890	132,775	97,541

Other income (expense):
Interest income	19,253	10,039	34,888	18,330
Interest expense, net of amounts capitalized	(61,534)	(55,456)	(124,285)	(100,852)
Gains (losses) on investments, net	65,396	1,837	28,733	10,574
Equity in earnings (losses) of unconsolidated affiliates, net	(2,058)	4,831	(3,067)	11,239
Other, net	(336)	2,453	(132)	3,525
Total other income (expense), net	20,721	(36,296)	(63,863)	(57,184)
Income from continuing operations before income taxes	95,486	9,594	68,912	40,357
Income tax provision, net	(17,802)	(3,003)	(12,399)	(2,991)
Net income from continuing operations	77,684	6,591	56,513	37,366
Net income from discontinued operations	—	531	—	7,108
Net income	77,684	7,122	56,513	44,474
Less: Net loss attributable to noncontrolling interest in HSS Tracking Stock (Note 1)	—	—	—	(655)
Less: Net income attributable to other noncontrolling interests	462	182	842	474
Net income attributable to EchoStar Corporation	77,222	6,940	55,671	44,655
Less: Net loss attributable to Hughes Retail Preferred Tracking Stock (Note 1)	—	—	—	(1,209)
Net income attributable to EchoStar Corporation common stock	$77,222	$6,940	$55,671	$45,864

Earnings per share - Class A and B common stock:
Basic earnings from continuing operations per share	$0.80	$0.07	$0.58	$0.41
Total basic earnings per share	$0.80	$0.07	$0.58	$0.48
Diluted earnings from continuing operations per share	$0.80	$0.07	$0.57	$0.40
Total diluted earnings per share	$0.80	$0.07	$0.57	$0.48

ECHOSTAR CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	For the six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$56,513	$44,474
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	294,003	256,776
Equity in (earnings) losses of unconsolidated affiliates, net	3,067	(10,080)
Amortization of debt issuance costs	3,905	3,617
(Gains) losses and impairments on investments, net	(28,674)	(10,574)
Stock-based compensation	5,110	3,908
Deferred tax provision	10,231	673
Dividend received from unconsolidated entity	5,000	7,500
Proceeds from sale of trading securities	—	8,922
Changes in current assets and current liabilities, net:
Trade accounts receivable, net	(3,061)	4,496
Trade accounts receivable - DISH Network	17,262	184,077
Inventory	238	(24,330)
Other current assets	(5,430)	(6,193)
Trade accounts payable	2,364	(65,179)
Trade accounts payable - DISH Network	(3,360)	(3,061)
Accrued expenses and other	7,749	(2,505)
Changes in noncurrent assets and noncurrent liabilities, net	(17,200)	(11,763)
Other, net	5,822	2,121
Net cash flows from operating activities	353,539	382,879
Cash flows from investing activities:
Purchases of marketable investment securities	(1,632,930)	(46,533)
Sales and maturities of marketable investment securities	841,638	291,082
Expenditures for property and equipment	(248,098)	(230,530)
Refunds and other receipts related to property and equipment	77,524	—
Sale of investment in unconsolidated entity	—	17,781
Expenditures for externally marketed software	(15,000)	(17,119)
Net cash flows from investing activities	(976,866)	14,681
Cash flows from financing activities:
Repayment of debt and capital lease obligations	(18,417)	(17,718)
Net proceeds from Class A common stock options exercised	4,064	31,992
Net proceeds from Class A common stock issued under the Employee Stock Purchase Plan	4,886	4,540
Cash exchanged for Tracking Stock (Note 1)	—	(651)
Repayment of in-orbit incentive obligations	(3,272)	(3,194)
Other, net	(401)	482
Net cash flows from financing activities	(13,140)	15,451
Effect of exchange rates on cash and cash equivalents	(1,941)	967
Net increase (decrease) in cash and cash equivalents, including restricted amounts	(638,408)	413,978
Cash and cash equivalents, including restricted amounts, beginning of period	2,432,249	2,571,866
Cash and cash equivalents, including restricted amounts, end of period	$1,793,841	$2,985,844

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$122,017	$96,463
Cash paid for income taxes	$2,574	$9,369